Exhibit 10.2

LICENSE AND SUBLICENSE AGREEMENT

This License and Sublicense Agreement (“Agreement”) is made effective as of December 19th, 2014 (“Effective Date”) by and between on the one hand NovImmune S.A., 14 Chemin des Aulx, 1228 Plan les Ouates, Geneva, Switzerland (“Licensor”), and Tiziana Life Sciences Plc, 18 South Street, Mayfair, London, W1K 1DG, UK (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” arid together as the “Parties.”

WHEREAS, Licensee desires to obtain an exclusive license to patents owned or controlled by Licensor, a sublicense to certain patents licensed from Bristol-Myers Squibb Company (“BMS”), along with any associated know-how, biologic materials, clinical data or other technology relating to CD3 receptor monoclonal antibodies and their use in order to research, develop and commercialize products and services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere herein.

1.1. “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. A Person shall only be considered an Affiliate during the duration of such control. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, or status as a general partner in any partnership, or the contractual right to control the election of directors or direct the affairs of any Person.

1.2. “Confidential Information” means with respect to a Party (the “Receiving Party”), all information that is (i) disclosed by the other Party (the “Disclosing Party”) to the Receiving Party; and (ii) would be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information’s disclosure to be confidential by a reasonable person familiar with the applicable industry; provided, however, that Confidential Information shall not include information that the Receiving Party can demonstrate by its records or other suitable documentary evidence, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.3. “Cover” means with respect to Valid Claims in an issued patent, that, in the absence of a license, the use, sale, or manufacture of the product in question would infringe such Valid Claim.

1.4. “Field” means any and all uses including all therapeutic uses.

1.5. “First Commercial Sale” means, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee to a Third Party of a Licensed Product after the granting of all regulatory approvals and marketing authorizations. First Commercial Sale excludes any sale or other distribution in connection with seeking regulatory approval.

1.6, “Licensor Indemnitees” means Licensor, its Affiliates arid the directors, officers, employees and agents of LICENSOR and its Affiliates.

1.7. “Licensed Patents” means the patents and patent applications listed on Exhibit 1 hereto, and including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, and foreign equivalents to any of the foregoing,

1.8. “Licensed Product” means any product or service, the manufacture, use, sale, importation or performance of which would, absent the license granted herein, infringe a Valid Claim of the Licensed Patents.

1.9. “Licensee Indemnitees” means Licensee, its Affiliates, Sublicensees, and the directors, officers, employees and agents of Licensee and its Affiliates.

1.10. “Net Sales” means, for any period, the gross amount invoiced by Licensee and its Affiliates for the sale of Licensed Products to third parties, less deduction for:

(a) normal and customary trade, quantity and cash discounts and sales returns and allowances including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of Licensed Products paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates, and fees directly related to the sale of delivery of License Products paid to distributors and (iv) chargebacks;

(b) freight, postage, shipping and insurance costs to the extent that such items are included in the gross amount invoiced;

(c) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced;

(d) rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration, federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

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(e) sales and other taxes and duties directly related to the sale or delivery of Licensed Products (but not including taxes assessed against the income derived from such sale) to the extent that such items are included in the gross amount invoiced;

(f) distribution costs and expenses to the extent that such items are included in the gross amount invoiced;

(g) any such invoiced amounts that are not collected by the parties or their Affiliates;

provided that with respect to the deductions specified in subsections (a) through (g) above, an amount shall be deducted only once regardless how many categories may apply to it.

Any of the deductions listed above that involves a payment by Licensee or its Affiliates shall be taken as a deduction in the calendar quarter in which the payment is accrued. Deductions pursuant to section (g) above shall be taken in the calendar quarter in which such sales are no longer recorded as a receivable. For purposes of determining Net Sales, the Licensed Products shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

For the purposes of calculating Net Sales of Licensed Products, sales between or among Licensee or its Affiliates shall be excluded from the computation of Net Sales, but sales by Licensee or its Affiliates to third parties shall be included in the computation of Net Sales.

In the event that a Licensed Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to the Licensed Product, with respect thereto, the parties shall negotiate in good faith to determine what portion of the net sales of such combination product shall be treated as Net Sales under the Agreement, which determination shall be based on the value added by the Licensed Product compared to the value added by such other therapeutically effective ingredients, to the invoice price of such combination product.

1.11. “NI-0401” means the CD3 receptor monoclonal antibody Licensed Product

1.12. “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.13. “Royalty Term” means, with respect to each Licensed Product, the period of time beginning on the First Commercial Sale of such Licensed Product in a country following the receipt of applicable regulatory approval with respect to such sale of such Licensed Product in such country and continuing on a country-by-country and product-by-product basis until the later of (a) the expiration of the last Valid Claim of the Licensed Patents which Covers the sale of such Licensed Product in such country or (b) the end of any market exclusivity period granted by the relevant governmental authority in a country that prevents another party from marketing the same Licensed Product.

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1.14. “Sublicensee” means any Third Party to whom Licensee grams a sublicense of some or all of the rights granted to Licensee under this Agreement

1.15. “Sublicense Revenue” means all cash payments received by Licensee or its Affiliates from Sublicensees in consideration for and directly attributable to the grant by Licensee of a sublicense under the Licensed Patents, including any upfront payments, license maintenance fees, milestone payments and the like. Sublicense Revenue will not include: (a) in the case where Licensee collaborates on research and/or development with a Sublicensee, amounts paid by such Sublicensee as reimbursement for research and development costs; (b) bona fide loans; (c) reimbursement for clinical trial costs and expenses; (d) equity investment in Licensee to the extent such investments reflect the fair market value of such equity (any amounts paid in excess of fair market value shall be deemed Sublicense Revenues); (e) amounts paid for supplies of Licensed Products or other tangible materials, or that are otherwise paid in reimbursement of costs or expenditures, whether incurred before or after the date of the relevant sublicense agreement; and (g) withholding taxes or other amounts actually withheld from the amounts received.

1.16. Territory. Worldwide.

1.17. “Third Party” means any person or entity other than Licensee, Licensor and their respective Affiliates.

1.18. “Valid Claim” means a claim in an issued, unexpired patent within the Licensed Patents or a claim that has not been pending more than five (5) years, in either case that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the lime allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2. LICENSE GRANT

2.1. License. Licensor hereby grants to Licensee a worldwide, exclusive license (even as to Licensor), including the right to grant sublicenses, under the Licensed Patents, for Licensee and its Affiliates to research, develop, make, have made, use, offer for sale, sell, have sold and import Licensed Products for any and all uses in the Field in the Territory, subject to the terms and conditions of this Agreement. The foregoing includes the right to employ Third Party distributors to sell Licensed Products and Third Party contract manufacturers to make Licensed Products, neither of which shall be construed as a sublicense.

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2.2. Sublicense to BMS Rights. Licensor hereby grants an exclusive sublicense to Licensee, including the right to grant further sublicenses, under the Research and Commercialization Agreement between NovImmune and BMS dated September 30, 2004 and any amendments thereto, and the Exclusive Commercial License between NovImmune and BMS dated February 17, 2005, for the CD3 Antibody Licensed Product, copies of which are attached hereto as Schedule A, to make, have made, use, offer for sale, sell, have sold and/or import Licensed Products in the Field in the Territory. Licensee acknowledges and agrees that the terms of the sublicense pursuant to this Agreement shall be subordinate to and consistent with all the terms and conditions of the Research and Commercialization Agreement and any amendments thereto, and the Exclusive Commercial License between and BMS.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1. Authority. Licensee shall have full control and authority over the research, development (including regulatory matters) and commercialization of Licensed Products in the Field worldwide.

3.2. Diligence. Licensee will, itself or through its Affiliates or Sublicensees, at all times exercise commercially reasonable efforts to commercialize Licensed Products.

3.3. Drug Substance, Storage Testing and Transfer. Licensor has a quantity of NI-0401 drug substance manufactured and stored by Licensor which Licensee will require for development purposes. Within 30 days of signing the agreement Licensee may elect to instruct Licensor on its requirements for drug substance which may include:

3.3.1. Transfer of drug substance to another location in a timeframe to be agreed.

3.3.2. Continued storage by Licensor and any required testing schedule, followed by later requests for transfer to another location.

3.3.3. Licensee agrees to pay the costs of transfer of drug substance, and the costs of any storage and testing schedule, such costs to include consumables, third party services, and documented Licensor personnel time charged at fully loaded cost (CHF375,000/FTE).

3.3.4. Licensor will not charge Licensee for the existing drug substance itself, only the costs required to store, test and transfer the drug substance.

3.4. Drug Manufacturing. Licensor has an established manufacturing process for NI-0401, and relationships with a contract manufacturing organisation for the manufacturing of drug substance and drug product Licensee may elect to request assistance from Licensor to manufacture additional quantities of NI-0401 drug substance and/or drug product. Upon such request, Licensor will provide a proposal for providing such assistance which will include the pass through of costs from the contract manufacturer, plus the cost of Licensor’s personnel time charged at fully loaded cost (CHF375,000/FTE).

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3.5. Transfer of Data and Know How. Licensor will transfer all data and documentation relevant to NI-0401 to Licensee at no cost. For a period of 90 days from signature, Licensor will make key personnel available to Licensee for briefings, to answer questions, and offer advice on pro-clinical data, science, and manufacturing. As Licensee contemplates pursuing an alternative clinical indication Licensor will not be able to assist in advising on clinical development. Should the tune requirement for Licensor personnel supporting Licensee to take over the NI-0401 program become burdensome to Licensor, the parties will discuss and agree to an alternative mutually satisfactory arrangement.

4. PAYMENTS

4.1. Upfront Fee for BMS Obligation. Within five (5) days of the Effective Date, Licensee shall pay to Licensor the amount of $750,000 USD owed to BMS under the diligence obligations in Section 8.3.4 of the Research and Commercialization Agreement and Licensor shall forward that payment to BMS forthwith.

4.2. Upfront Fee to Novlmmune. Within sixty (60) days of the Effective Date, Licensee shall pay to Licensor the amount of $500,000 USD.

4.3. Anniversary Fee. On each of the 14 month, 26 month and 38 month anniversary of the Effective Date of the Agreement, Licensee shall pay Licensor the sum of $250,000 USD (for a total of $750,000 USD).

4.4. Milestone and Diligence obligations Payments. Subject to the terms and conditions of this Agreement, Licensee shall pay all milestone and Diligence obligations payments owed to BMS, except the December 2014 Diligence obligation payment owed to BMS which will be forwarded to Licensor for payment to BMS.

4.5. Royalty and Sublicense Revenue. Licensee will pay to Licensor a royalty or Sublicense Revenue based on sales of the Licensed Product as follows:

4.5.1. In the event that Licensee or its Affiliates sell Licensed Product to third parties, Licensee shall pay to Licensor a running royalty of 3.5% on Net Sales for the Royalty Term.

4.5.2. In the event that Licensee sublicenses its rights under this agreement to a sublicensee, then Licensee shall first be reimbursed front whatever revenues it receives from sales of Licensed Product by such sublicensee for (a) all payments made to BMS and (b) for all documented clinical trial and development costs and expenses incurred in the development and commercialization of a Licensed Product. Thereafter Licensee shall pay to Licensor 17.5% of all Sublicense Revenue it receives from such sublicensee as consideration for Licensed Product.

4.6. Payment Terms.

4.6.1. Payment of Received Revenue. Licensee shall make any payments owed to Licensor hereunder in arrears, within ninety (90) days from the end of each quarter in which such payment accrues. Each payment shall be accompanied by a report for each country in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and sales in each country’s currency; the applicable revenue sharing amount under this Agreement; the amount payable in each country’s currency, including an accounting of deductions taken in accordance with Licensee’s accounting practices; the applicable exchange rate to convert from each country’s currency to United States Dollars; and the amounts payable in United States Dollars.

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4.6.2. Accounting. All payments hereunder shall be made in in United States dollars. Conversion of foreign currency to United States dollars shall be made in the same manner as Licensee converts all of its other revenues, provided that (a) such manner is consistent with United States generally accepted accounting principles, and (b) the exchange rates employed are those quoted by a reputable source, such as a recognized money center bank such as JP Morgan, Bank of America or an equivalent,.

4.6.3. Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes and interest and penalties thereon (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. Licensor shall provide all information necessary to determine if withholding taxes are applicable.

4.7. Records Retention by Licensee; Review.

4.7.1. Royalty Records. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.7.2. Review. Subject to the other terms of this Section 4.7, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, and upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee to inspect (during Licensee’s regular business hours) the relevant records required to be maintained by Licensee under Section 4.7. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Article 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purpose of verifying amounts payable to Licensor hereunder. Results of any such review shall be binding on both Parties absent manifest error. If any review reveals a deficiency in the calculation and/or payment of amounts owed by Licensee, then (a) Licensee shall pay Licensor the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more for any twelve (12) month consecutive period, then Licensee shall reimburse Licensor for its reasonable out-of-pocket costs and expenses incurred in performing the review.

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5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1. Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information, Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants (including academic collaborators, CROs and manufacturers), professional advisors, Affiliates and, in the case of Licensee, Sublicensees to keep confidential, all Confidential Information of the other Party, Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or, in the case of Licensee, Sublicensees, shall use any Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it hereunder or as expressly permitted in this Article 5. Licensee may disclose Licensor’s Confidential Information to the extent such disclosure is reasonably necessary to file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or to obtain any authorization to conduct clinical studies or any regulatory approval for Licensed Products. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2. Limited Disclosure and Use. Each Party may disclose the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Licensee, Sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons receiving the other Party’s Confidential Information are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. LICENSOR and Licensee each agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by law, and except as otherwise expressly permitted under this Article 5 or elsewhere in this Agreement. Each Party shall take such action, and shall cause its Affiliates, and in the case of Licensee, Sublicensees, to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, in such Party’s possession within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license that is still in force hereunder or which expressly survives such termination, and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

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5.3. Terms of Agreement. The terms of this Agreement constitute each Party’s Confidential Information; provided, however, that either Party may disclose the terms of this Agreement (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) in confidence to its attorneys, accountants and other fiduciaries, and (c) to any acquirers, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential.

5.4. Press Release. The Parties shall diligently work together to draft a mutually agreeable press release announcing the execution of this Agreement such announcement to be made no later than 07:00 on the day following the Effective Date, and shall publish such press release in a mutually agreeable manner.

6. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1. Prosecution Control. For purposes of this Article 6, the right to control prosecution of a Patent Right shall include the right to control preparing, filing, and prosecuting patent applications therefor, and obtaining and maintaining any resulting patents, including the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a patent.

6.2. Patent Prosecution. Licensee shall, at its expense, assume control of the prosecution of the Licensed Patents, subject to the provisions of this Article 6. If Licensee decides not to prosecute or maintain any Patent Right within the Licensed Patents, then Licensee shall provide Licensor with written notice of such decision prior to the deadline for taking any action for such Patent Right or the date on which the abandonment of’ any such Patent Right would become effective, whichever is earlier. If Licensee does not wish to continue prosecution of a case or decides not to file in a particular country, then Licensor may do so at Licensor’s own cost. Licensee shall pay the December 2014 costs of National Phase entry for Licensed Patents.

6.3. Right of Review and Comment. Licensee shall consult with Licensor regarding the prosecution of the Licensed Patents by using commercially reasonable efforts to provide Licensor a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission, where “Reasonable Opportunity” means that Licensee shall provide Licensor or patent counsel true copies of all documents relating to filing, registration, prosecution, and maintenance of patent applications and patents within the Licensed Patents as soon as reasonably practical after Licensee has received such documents and materials. Licensee shall consider in good faith Licensor’s comments concerning such documents and materials that it timely receives.

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7. PATENT ENFORCEMENT

7.1. Notice of Infringement. If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patents, such Party shall promptly notify the other Party and shall provide the other Party with available evidence of such infringement.

7.2. Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patents in the Field by any product or service that competes with a Licensed Product, as reasonably determined by Licensee. Licensor shall take all actions necessary to assist Licensee in any suit, including joining in such suit as a party if legally required, at Licensee’s expense. Licensor shall have the right, at its own expense, to be represented in any such action by counsel of Licensor’s own choice; provided, however, that the foregoing shall not affect the right of Licensee to control the suit as described in this Section. In the event that the Licensee does not bring suit, Licensor shall have the right to bring suit, provided that there is no commercially reasonable reason that Licensee did not bring suit.

8. REPRESENTATIONS AND WARRANTIES

8.1. Licensor Representations. Licensor represents, warrants and covenants to Licensee that:

8.1.1. the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

8.1.2. this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

8.1.3. Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder;

8.1.4. the Licensed Patents have been properly filed and prosecuted as of the Effective Date;

8.1.5. Licensor is the sole owner of the Licensed Patents;

8.1.6. as of the Effective Date, Licensor has not licensed or transferred to any Person, including Licensor Affiliates, any rights under the Licensed Patents; and

8.1.7. Licensor is not aware of any Third Party patent, patent application or other intellectual property right that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Licensed Patents, or (ii) by making, using, offering for sale, selling or importing Licensed Products.

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8.2. Licensee Representations. Licensee represents and warrants to Licensor that:

8.2.1. the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

8.2.2. this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party or by which it is bound.

8.3. No Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED PRODUCTS UNDER THIS AGREEMENT, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

9. INDEMNIFICATION

9.1. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless the Licensor Indemnitees from and against any and all losses, damages, fees, expenses, settlement amounts and costs (including reasonable attorneys’ fees and witness fees) (collectively, “Losses”) relating to or in connection with a Third Party claim arising after the Effective Date out of (a) any breach by Licensee of its representations, warranties or covenants made under this Agreement, or (b) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, the Licensed Product made or sold by or on behalf of Licensee or its Affiliates or Sublicensees, including any product liability claims; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses (i) are attributable to the negligence or willful misconduct of the Licensor Indemnitees, or (ii) are subject to an obligation by Licensor to indemnify the Licensee Indemnitees under Section 9.2. For the avoidance of doubt, Licensee shall not indemnify Licensor for any activities, including clinical trial activities, carried out by Licensor or Licensor’s agents prior to the Effective Date.

9.2. Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless the Licensee Indemnitees from and against any and all Losses relating to or in connection with a Third Party claim arising after the Effective Date out of (a) any breach by Licensor of its representations, warranties or covenants made under this Agreement, or (b) any negligent act or omission or willful misconduct of Licensor or its Affiliates or its or their sublicensees, or any of their employees, contractors or agents, in performing Licensor’s obligations or exercising Licensor’s rights under this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses are attributable to (i) the negligence or willful misconduct of the Licensee Indemnitees, or (ii) are otherwise subject to an obligation by Licensee to indemnify the Licensor Indemnitees under Section 9.1. For the avoidance of doubt, Licensor shall not indemnify Licensee for any activities, including clinical trial activities, carried out by Licensee or Licensee’s agents after to the Effective Date.

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10. TERM AND TERMINATION

10.1. Term; Expiration. Unless earlier terminated in accordance with this Article, the term if this Agreement (the “Term”) shall commence as of the Effective Date and remain in force until the Royalty Term has expired with respect to all Licensed Products in all countries.

10.2. Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of any material obligation or condition hereof, provided that the breaching Party has not cured such breach within forty-five (45) days after the date of written notice to the breaching Party in the case of a payment breach and one hundred twenty (120) days after the date of written notice to the breaching Party in the case of any other breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section or in the case of Licensee, its intention to either terminate this Agreement or elect its alternative remedy pursuant to Section 10.8.

10.3. Voluntary Termination. Licensee may terminate this Agreement at any time upon ninety (90) days’ notice to Licensor.

10.4. Effects of Expiration or Termination. Upon any termination of this Agreement (i) as of the effective date of such termination all licenses granted by Licensor to Licensee under this Agreement hereunder shall terminate automatically; provided, however, that Licensee and its Affiliates and Sublicensees may sell Licensed Products in their inventory as of the effective date of such termination, subject to the payment of royalties under Section 4, and (ii) each Party shall return all Confidential Information of the other Party. For the avoidance of doubt, in the event of a voluntary termination or termination due to uncured breach by Licensee, then all Licensed Patents and any improvements thereto necessary to make use and sell a Licensed Product, as well as all clinical trial data, biologic materials and other information necessary and desirable to make, use and sell Licensed Product shall revert to Licensor.

10.5. Survival of Sublicenses. Notwithstanding anything to the contrary, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) Licensee represents and warrants to Licensor that, to Licensee’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

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10.6. Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 11 are in addition to any other relief and remedies available to either Party at law.

10.7. Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles and Sections 1 (Definitions), 4.7 (Records Retention by Licensee; Review), 5 (Treatment of Confidential Information), 8 (Representations and Warranties), 9 (Indemnification), 10,4 (Effects of Expiration or Termination), 10,5 (Survival of Sublicensees), 10.6 (Remedies), 7 (Surviving Provisions), and 11 (Miscellaneous) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement.

10.8. Remedy in Lieu of Termination. If Licensor materially breaches or defaults with respect to any material obligation or condition of this Agreement and fails to cure such breach or default within one hundred twenty (120) days after receipt of written notice from Licensee that describes such breach in reasonable detail, Licensee may reduce each of its payment obligations under this Agreement by fifty percent (50%), which reduction shall be effective with respect to any payment obligations that come due on or after the first day following such one hundred twenty (120) day cure period. The foregoing shall be in lieu of any right of termination of this Agreement, if any, for such material breach or default, but in any event will be without prejudice to any other right or remedy that may be available to Licensee under this Agreement or at law or in equity.

11. MISCELLANEOUS

11.1. Notices. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by email (to be followed with postal confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to LICENSOR:	Novlmmune S.A.
14 Chemin des Aulx
1228 Plan les Ouates, Geneva, Switzerland
Phone: +41 22 839 71 41
Fax: +41 22 839 71 43

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If to Licensee:	Tiziana Life Sciences Plc
18 South Street, Mayfair, London W1K 1DG, UK
Phone: +44 (0) 20 7493 2853
Fax: +44 (0) 20 7495 2379

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the seventh (7th) business day following the day such mailing is made.

11.2. Language. The Parties hereto have requested that this Agreement and any related documents be drafted in English, which shall be controlling for all purposes. Any translation of this Agreement or any part hereof into a language other than English is for convenience only, and only the original English language version of this Agreement, as it may be amended from time to time as permitted herein, shall have legal effect.

11.3. Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of England and Wales (excluding any law controlling conflicts of law). The UN Convention for the International Sale of Goods shall not apply to this Agreement.

11.4. Venue. Any dispute. controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be subject to the sole jurisdiction of; and venue in, the courts of competent jurisdiction located within England and Wales. Licensee and Licensor each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by the law of England and Wales. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any Interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

11.5. Entire Agreement; Amendment. This Agreement comprises the entire Agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6. Assignment. Licensee may, without the written consent of Licensor, assign this Agreement, in whole or in part, and its rights and delegate its obligations hereunder to its Affiliates, for any reason, including without limitation in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

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11.7. Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.8. Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement, In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable, (d) all references to “days” means “calendar days” unless expressly stated to be “business days,” and (e) all references to dollars or $ are to United States dollars, whether or not so expressly stated.

11.9. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then-current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that such provision(s) be deemed to be severed from this Agreement and the remainder of this Agreement shall not be affected thereby, The Parties hereto agree to renegotiate any such severed provision in good faith in order to provide a reasonably acceptable, valid alternative to the severed provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.10. Status Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NOVIMMUNE	TIZIANA LIFE SCIENCES

/s/ Eduard E. Holdener	/s/ Gabriele Cerrone
Eduard E. Holdener, MD	Gabriele Cerrone
Executive Chairman	Executive Chairman

/s/ Jack Barbut
Jack Barbut, ScD
CEO

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EXHIBIT 1: CD3 Case List

Title/Mark	Country	Case Status	Application No.	Patent No.	Registration Date
METHODS OF TREATING ATHEROSCLEROSIS	European Patent Office	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	China	Application Filed	201210279646.9		
COMPOSITIONS COMPRISING ANTI-CD-3 ANTIBODY AND USES THEREOF FOR TREATING INFLAMMATION	Israel	Granted	209338	209338	Mar-01-2013
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Ukraine	Granted	a2009 07841	103594	Nov-11-2013
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Armenia	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING ATHEROSCLEROSIS	Austria	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Azerbaijan	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING ATHEROSCLEROSIS	Belgium	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Belarus	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING ATHEROSCLEROSIS	Switzerland	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Germany	Granted	602005021768.5	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Denmark	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Spain	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	France	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	United Kingdom	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Ireland	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Italy	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Kyrgyzstan	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Kazakhstan	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING ATHEROSCLEROSIS	Luxembourg	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Moldova	Granted	200601871	012725	Dec-30-2009

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Title/Mark	Country	Case Status	Application No.	Patent No.	Registration Date
METHODS OF TREATING ATHEROSCLEROSIS	Netherlands	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING ATHEROSCLEROSIS	Portugal	Granted	05735998.6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Russian Federation	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING ATHEROSCLEROSIS	Sweden	Granted	05735998 6	1737490	Jun-09-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Tajikistan	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Turkmenistan	Granted	200601871	012725	Dec-30-2009
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Australia	Granted	2005232653	2005232653	Mar-31-2011
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Canada	Granted	2,563,260	2,563,260	May-28-2013
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	China	Granted	200580018139.8	ZL200580018139.8	Oct-03-2012
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Hong Kong	Granted	07106912.5	1099525	Mar-25-2011
PHARMACEUTICAL COMPOSITIONS CONTAINING ANTI-CD-3 ANTIBODIES	Israel	Granted	178475	178475	Mar-31-2011
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Japan	Granted	2007-507498	4812746	Sep-02-2011
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Mexico	Granted	PA/a/2006/011526	283625	Feb-03-2011
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Norway	Application Filed	20064896		
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Singapore	Granted	200606966-6	126373	Sep-30-2009
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	South Africa	Granted	2006/08884	2006/08884	Jun-25-2008
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Ukraine	Granted	200611467	88780	Mar-10-2010
METHODS OF TREATING AUTOIMMUNE AND INFLAMMATORY DISEASES	Eurasian Patent Organization	Granted	200601871	012725	Dec-30-2009
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Russian Federation	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Armenia	Granted	200602276	010350	May-19-2008

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Title/Mark	Country	Case Status	Application No.	Patent No.	Registration Date
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Belarus	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Kyrgyzstan	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Kazakhstan	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Moldova	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Tajikistan	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Turkmenistan	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	United States of America	Granted	12/750,385	8,551,478	Oct-08-2013
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	United States of America	Application Filed	14/048,565		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Israel	Not Yet Filed			
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Japan	Application Filed	2012-131755		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Japan	Application Filed	2014-242841		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Singapore	Application Filed	201301290-1		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	United States of America	Granted	11/145,131	7,728,114	Jun-01-2010
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Australia	Granted	2005250499	2005250499	Mar-22-2012
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Brazil	Application Filed	PI0511782-8		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Canada	Granted	2,569,509	2,569,509	Aug-12-2014
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	China	Granted	200580023499.7	ZL 2005 8 0023499.7	Nov-28-2012
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	European Patent Office	Granted	05761845.6	1753783	Aug-06-2014
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Hong Kong	Published	07107588.6		
ANTI-CD3 ANTIBODIES	Israel	Pending	179672		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	India	Granted	3743/KOLNP/2006	246397	Feb-25-2011
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Japan	Granted	2007-515684	5139800	Nov-22-2012
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Republic of Korea	Granted	10-2007-7000024	1266716	May-15-2013
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Mexico	Granted	PA/a/2006/014075	280361	Oct-26-2010
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Norway	Application Filed	20066052		
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Singapore	Granted	200608142-6	127546	Sep-30-2009

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Title/Mark	Country	Case Status	Application No.	Patent No.	Registration Date
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	South Africa	Granted	2006/09891	2006/09891	Jul-30-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Ukraine	Granted	a2007-00106	94211	Apr-26-2011
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Azerbaijan	Granted	200602276	010350	May-19-2008
ANTI-CD3 ANTIBODIES AND METHODS OF USE THEREOF	Eurasian Patent Organization	Granted	200602276	010350	May-19-2008
COMBINATION THERAPIES AND METHODS USING ANTI-CD3 MODULATING AGENTS AND ANTI-IL-6 ANTAGONISTS	United States of America	Application Filed	14/220,863

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